Exhibit II.(1)-1

BUSINESS COMPANIES ACT
(BRITISH VIRGIN ISLANDS)

SUNDAY Communications Limited
(In Voluntary Liquidation)

TAKE NOTICE that SUNDAY Communications Limited

•	is in voluntary liquidation;

•	the voluntary liquidation commenced on 29 December 2006; and

•	Guy Eldridge of Romasco Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands has been appointed liquidator of the company.

Guy Eldridge Liquidator

Date: 11 January 2007